Exhibit 99.1

News Release
Contact:
Jon Kimmins, CFO
For Immediate Release	(510) 723-8639

Ken Dennard
Dennard • Lascar Associates
(832) 594-4004
ken@dennardlascar.com

MEN’S WEARHOUSE TO ACQUIRE ICONIC

AMERICAN DESIGNER BRAND JOSEPH ABBOUD®

Transaction Accelerates Strategy to Expand Men’s Wearhouse’s Exclusive Brands

Acquisition Includes Domestic Factory Featuring “Made In America” Tailored Clothing

Expected to Be Accretive to Earnings Per Share in 2014

FREMONT, CA — July 18, 2013 — The Men’s Wearhouse (NYSE: MW) today announced that it has signed a definitive agreement to acquire JA Holding, Inc. (“JA Holding”), the parent company of the celebrated American clothing brand, Joseph Abboud®, for approximately $97.5 million in cash, subject to certain adjustments. JA Holding is currently majority-owned by funds affiliated with J.W. Childs Associates, L.P. The transaction is expected to close in the third quarter of 2013.

JA Holding brand names include Joseph Abboud, JOE Joseph Abboud®, Joseph Abboud BOYS® and Joseph Abboud Home®. Joseph Abboud branded products are available in fine department stores and specialty stores throughout the United States, and more than fifty countries worldwide.  This transaction includes ownership of JA Holding’s exclusive U.S. tailored clothing factory that employs 450 highly skilled people, who create fine tailored clothing.

Joseph Abboud, the founder and creator of this iconic brand as well as one of the nation’s leading menswear designers, has served as Chief Creative Director of Men’s Wearhouse since December 2012.

Doug Ewert, President and Chief Executive Officer at Men’s Wearhouse said, “We are thrilled to reunite Joseph with his iconic brand at Men’s Wearhouse. This transaction accelerates our strategy of offering exclusive brands with broad appeal at attractive prices.  Current and future customers will benefit from authentic American designer clothing, manufactured in the USA, at unparalleled value.”

Commenting on today’s announcement, Mr. Abboud said, “Becoming a part of Men’s Wearhouse with its powerful U.S. retail presence and talented management team, I believe the Joseph Abboud brand will not only thrive but will also reach new heights by offering amazing style and quality at an incredible value.  I am very proud of this modern American brand that I launched in 1987 and I am excited to continue the evolution of the Joseph Abboud design aesthetic for our existing customers while also attracting a new consumer who will experience the level of quality and exceptional service that Men’s Wearhouse offers.”

Anthony Sapienza, President and CEO at JA Holding said, “We are proud of the progress that we have made during our nine-year partnership with J.W. Childs in building Joseph Abboud into a modern, sophisticated menswear and lifestyle brand. We look forward to continued growth in the brand at Men’s Wearhouse.”

Mr. Ewert added, “We believe this transaction will enhance shareholder value.  After integration, we expect the addition of the Joseph Abboud exclusive brand to enhance our margins and profitability and become accretive to our earnings in fiscal year 2014.”

Men’s Wearhouse remains committed to its $200 million share repurchase program, as previously announced in March 2013. The Company expects to finance this acquisition and its share repurchase program with cash on hand and/or proceeds from its existing credit facility.

J.P. Morgan Securities LLC is serving as financial advisor to Men’s Wearhouse, and Willkie Farr & Gallagher LLP is serving as legal advisor. Kaye Scholer LLP is serving as legal advisor to JA Holding and North Point Advisors is serving as financial advisor.

About Men’s Wearhouse

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,141 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

About Joseph Abboud

Joseph Abboud is a modern, sophisticated menswear and lifestyle destination embracing a redefined and authentic point-of-view that speaks to the new American man. With tailored clothing expertly crafted in the United States with the finest fabrics, Joseph Abboud epitomizes innovative design, superior fit and a distinct style, thoughtfully outfitting men through for every facet of their life. Applying a designer eye to an artful masculinity, Joseph Abboud is the ultimate source for foundation pieces, accentuated by on-trend details. The Company has seamlessly evolved from suiting and sportswear to encompass a wide array of product offerings that enrich every aspect of a man’s life, including accessories, luggage, footwear, eyewear and home furnishings. JA Apparel Corp brand names include Joseph Abboud, JOE Joseph Abboud, Joseph Abboud BOYS and Joseph Abboud Home. Joseph Abboud branded products are available in fine department stores and specialty stores throughout the United States, and more than fifty countries worldwide.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2013.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

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